EXHIBIT 5.1



                        February 7, 2000


Board of Directors
Hadron, Inc.
5904 Richmond Highway, Suite 300
Alexandria, Virginia 22303


Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Hadron, Inc. 1997 Employee Stock Purchase Plan, as amended (the "Plan"). The Registration Statement covers 100,000 shares of Hadron, Inc. Common Stock, $.02 par value, which have been added, with the approval of the shareholders of Hadron, Inc., to those reserved for issuance under the Plan.

     We are of the opinion that the additional 100,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,



                              McGuire Woods Battle & Boothe LLP
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